Exhibit 107 Calculation of Filing Fee Tables F-1 (Form Type) Titan America SA (Exact Name of Registrant as Specified in its Charter) Security Type Security Class Title Fee Calculation or Carry Forward Rule Amount Registered(1) Proposed Maximum Offering Price Per Unit(2) Proposed Maximum Aggregate Offering Price(1) Fee Rate Amount of Registration Fee Newly Registered Securities Fees to be Paid Equity Ordinary Shares, no nominal value per share Rule 457(c) and Rule 457(h) 2,500,000 $13.73 $34,325,000 0.0001531 $5,255.16 Total Offering Amounts $34,325,000 $5,255.16 Total Fee Offsets - Net Fee Due $5,255.16 (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover such indeterminate number of additional shares as may become issuable under the Registrant’s 2025 Omnibus Incentive Plan (the “Plan”) in connection with any adjustment or anti- dilution provision of the Plan. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price are based upon a price per share of $13.73, which is the average of the high and the low price of the Registrant’s Ordinary Shares as reported on The New York Stock Exchange as of a date (May 22, 2025) within five business days prior to filing this Registration Statement for new shares to be granted under the 2025 Omnibus Incentive Plan.